Exhibit 16






April 29, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by the CONMED Corporation Retirement Savings Plan (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated April 22, 2004. We agree with the statements concerning our Firm in such Form 8-K.



Very truly yours,



PricewaterhouseCoopers LLP